MEMORANDUM OF UNDERSTANDING

To:  Daniel Symmes
From:  Stereo Vision Entertainment, Inc.  (SVEI)
Re:  Consulting Contract / NVC investment / Die cutter acquisition

This "Memorandum Of Understanding" will set forth terms and conditions relative to the Consulting Contract / NVC investment / Die cutter acquisition

For Services Rendered - SVEI agrees to the following:

o Daniel Symmes shall receive the sum of $102,000 (one hundred and two thousand dollars) in the form of 17,000 S-8 shares of free trading stock in SVED, currently listed at $6.00 (six dollars) in the NQB Pink Sheets. Upon the time of sale, if the cash value of these shares is less than $6.00 per share then SVEI will issue the corresponding number of shares required to bring the value of the cash out to $102,000 (one hundred and two thusand dollars). If at the time of sale of the above referenced S-8 shares is above $6.00 per share, then Mr. Symmes shall benefit from the increased value of these shares. The S-8 Shares to be issued shall be part of SVEI's S-8 plan which is subject to shareholder approval and shall be prepared as soon as administratively possible. Mr. Symmes agrees to sell his S-8 shares in cooperation with the Board of Directors of Stereo Vision Entertainment, Inc.

For Services to be performed: o Daniel Symmes and SVEI agree to enter into a 2 year consulting agreement whereby Mr, Symmes will consult to SVEI in the capacity of director of 3D technologies. Compensation for these services to be performed shall be negotiated as soon as administratively possible.

 Assignment or transfer of rights:

o Either party may assign or transfer their rights under this agreement to a third party with the permission of the other. Such permission not to be unreasonably withheld and such transfer not to impede alter or infringe on the rights of either party to this agreement.

Arbitration of disputes:

o Any and all disputes arising under or related to this contract shall first be submitted to mediation. If not resolved it shall then be submitted to and finally decided, by binding arbitration under California law and under the commercial arbitration rules of the American Arbitration Association in San Diego, California, and judgment on any award entered therein shall be entered into any court of competent jurisdiction over the party charged by such award.

The parties agree to enter into a more detailed and formal agreement. However, until that time this agreement shall represent the entire understanding between the parties.

Agreed and accepted by:


         ____________________________                Date____________
         Daniel Symmes


         ____________________________                Date____________
         Lawrence Kallett
         Secretary Treasurer
         Stereo Vision Entertainment, Inc.